UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

March 2, 2012

Date of Report (Date of earliest event reported)

Zynga Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35375	42-1733483
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. employer identification number)

699 Eighth Street

San Francisco, CA 94103

(Address of principal executive offices, including zip code)

(855) 449-9642

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 2, 2012, Zynga Inc. (the “Company”) entered into a Purchase and Sale Agreement (the “Agreement”) to purchase its corporate headquarters located in San Francisco, California for $228 million from 650 Townsend Associates LLC (the “Seller”). Pursuant to the Agreement, the Company will acquire (i) the building located at 650 Townsend Street, San Francisco, California consisting of approximately six hundred seventy thousand square feet of space, (ii) fee title to the real property where the building is located, (iii) personal property located in the building which is owned by the Seller and used in the operation and maintenance of the building and (iv) leases and other intangible property related to the building and real property. The Company has deposited $25 million in escrow in connection with the pending transaction. The deposit may be retained by the Seller if applicable closing conditions are satisfied and the Company fails to close the transaction. The Company expects to incur additional costs in connection with the transaction, including transfer taxes and brokerage fees. Pursuant to the terms of the Agreement, the Company’s Office Lease with the Seller originally entered into on September 24, 2010 will either terminate or be assigned to an affiliate of the Company as of the closing of the transaction. Other than with respect to the Agreement and the Office Lease, there is no material relationship between the Company or any of its affiliates and the Seller.

The transaction is subject to certain customary closing conditions and provides certain termination rights to the Company and the Seller. The Company currently expects to close the transaction in the second quarter of 2012 but there is no guarantee that the Company will close the transaction as scheduled or at all. The Company currently leases approximately 65% of the space in the building and the remaining space is leased by third party tenants or is vacant.

The foregoing description of the Agreement is a summary, is not complete, and is qualified in its entirety by reference to the actual Agreement, which is attached hereto as Exhibit 2.1 and incorporated herein by reference.

Cautionary Statement Regarding Forward-Looking Statements

This Form 8-K contains forward-looking statements relating to, among other things, our purchase of our corporate headquarters and the expected timing for closing this acquisition. Our actual results could differ materially from those predicted or implied. Factors that could cause or contribute to such differences include, but are not limited to, the ability of the Company and the Seller to satisfy applicable closing conditions under the Agreement. More information about factors that could affect our operating results is included in our SEC filings, including under the captions “Special Note Regarding Forward Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2011 as filed with the SEC, copies of which may be obtained by visiting our Investor Relations website at investor.zynga.com or the SEC’s web site at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this Form 8-K, which are based on information available to us on the date hereof. We assume no obligation to update such statements.

Item 1.02	Termination of a Material Definitive Agreement.

The disclosure under Item 1.01 of this current report on Form 8-K is responsive to this Item and is hereby incorporated by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	The following exhibit is filed with this report on Form 8-K:

Exhibit Number	Description

2.1	Purchase and Sale Agreement and Escrow Instructions, dated February 29, 2012, by and between 650 Townsend Associates LLC and Zynga Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Zynga Inc.

Date: March 5, 2012	By:	/s/ John Schappert
John Schappert
Chief Operating Officer

INDEX TO EXHIBITS

Exhibit Number	Description

2.1	Purchase and Sale Agreement and Escrow Instructions, dated February 29, 2012, by and between 650 Townsend Associates LLC and Zynga Inc.